CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
CLEVELAND BIOLABS, INC.

Cleveland BioLabs, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Act”), DOES HEREBY CERTIFY THAT:

1.	Article IV of the Certificate of Incorporation of the Corporation (the “Certificate”) is hereby amended and restated to read in its entirety as follows:

“The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 16,000,000 shares, which shall be divided as follows: (i) 12,000,000 shares of Common Stock, par value $0.005 per share (“Common Stock”), and (ii) 4,000,000 shares of Preferred Stock, par value $0.005 per share (“Preferred Stock”).

Each share of Common Stock shall have the right to one vote with respect to any question upon which holders of Common Stock have the right to vote, except as set forth herein or any limitations required by law.

Preferred Stock may be issued from time to time in one or more series. Subject to the other provisions of this Certificate of Incorporation and any limitations prescribed by law, the Board of Directors of the Corporation (the “Board of Directors”) is authorized to provide for the issuance of and issue shares of Preferred Stock in series and, by filing a certificate pursuant to the laws of the State of Delaware, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Subject to the other provisions of this Certificate of Incorporation and any limitations prescribed by law, shares of each such series may (i) rank senior to shares of any capital stock as to the payment of the distribution of assets on liquidation; (ii) bear a stated dividend and/or rank senior to shares of any capital stock as to the payment of dividends; (iii) be redeemable by the holder thereof; (iv) have voting or other rights with respect to the control of the Corporation which rank senior to shares of any outstanding capital stock; or (v) otherwise have rights, powers or preferences which are senior or otherwise superior to shares of any outstanding capital stock. Subject to the other provisions of this Certificate of Incorporation and any limitations prescribed by law, no consent of the holders of Common Stock or any outstanding series of Preferred Stock, shall be required in connection with such authorization and issuance by the Board of Directors of any such series of Preferred Stock.”

2.
The aforementioned amendment was duly adopted in accordance with the provisions of Section 242 of the Act and has been consented to in writing by the stockholders, with proper notice given, in accordance with Section 228 of the Act.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Michael Fonstein, President and Chief Executive Officer, this 25th day of February, 2005.

CLEVELAND BIOLABS, INC.

By:	/s/ Michael Fonstein
Michael Fonstein,
President and Chief Executive Officer